HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                      (303) 839-0061                Fax: (303) 839-5414


                                 August 21, 2018

Ada D. Sarmento
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

            Re: CEL-SCI Corporation
            Form S-3
            SEC File No. 333-226558

     This office represents CEL-SCI Corporation (the "Company"). Amendment No.1 to the Company's Registration Statement on Form S-3 has been filed with the commission. The section of the prospectus captioned "Incorporation of Documents by Reference" (page 41) has been revised and updated.

     If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                   Very Truly Yours,

                                   HART & HART, LLC

                                   /s/ William T. Hart

                                    William T Hart